Exhibit 14.1

First & Last Name _________________________

FTE NETWORKS, INC.

SECURITIES TRADING POLICY

A. INTRODUCTION

FTE Networks, Inc. (the “Company”) recognizes that its directors, officers, and other employees may invest from time to time in the common stock of the Company. However, all of the Company’s employees must exercise caution to conduct these transactions in compliance with applicable securities laws. In particular, all employees must avoid trading in the Company’s securities while in possession of material, non-public information about the Company.

This policy governs trading in the Company’s securities by the following persons (“Covered Persons”): all executive officers, directors, employees, and agents of the Company, and its subsidiaries, the Immediate Family Members (as defined below) of executive officers, directors and employees of the Company; and any entities influenced or controlled by any of the foregoing persons, including corporations, partnerships or trusts. The policy is designed to assist persons in possession of material non-public information (so-called “insiders”) in determining when trading in the Company’s securities is appropriate. The policy also restricts trading by Covered Persons in certain circumstances in order to avoid any transaction which might result in a violation of applicable securities laws. These guidelines cover not only the purchase and sale of common stock, but also the purchase and sale of options, warrants, puts, calls, and other convertible securities.

These guidelines also address additional obligations of the following persons under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Section 16 Insiders”): the Company’s directors, executive officers and holders of more than 10% of the outstanding shares of any class of the Company’s securities registered under Section 12 of the Exchange Act. Section 16(b) requires Section 16 Insiders to disgorge “short-swing” profits realized from the purchase and sale of the Company’s securities within a six-month period. Section 16(a) imposes extensive reporting obligations.

B. WHAT IS MATERIAL, NON-PUBLIC INFORMATION?

This policy relates primarily to “material, non-public information” about the Company. Material information is information that could be expected to affect the investment decision of a reasonable investor or to alter significantly the market price of the Company’s common stock or other securities. Examples of such information include proposed mergers or acquisitions, changes in dividends, changes in expected operating results (favorable or unfavorable), quarterly and annual earnings announcements, and any other important business developments.

Material information is “non-public” if it has not been widely disseminated to the public. Such dissemination occurs when the information is reported in the Company’s annual or quarterly reports, is the subject of a prior widely-disseminated press release, or is widely reported in the media through market letters, analysts’ reports, statistical services or other means.

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C. THE COMPANY’S BASIC POLICY

The Company’s basic policy regarding the use of material, non-public information is as follows:

1. No Unauthorized Disclosure of Material Non-Public Information

All Covered Persons have an obligation to maintain the confidentiality of material information about the Company and its activities. Covered Persons may not disclose any material, non-public information to third parties, including friends, relatives, or acquaintances. Such information may only be disclosed to the Company’s other employees and agents who have a clear right to know the information in order to fulfill their responsibilities to the Company.

Any Covered Person who participates in an unauthorized disclosure of material information will be subject to disciplinary action by the Company, and will be liable to the Company for any losses caused by such disclosure.

In order to avoid any unintentional disclosures of material information, all Covered Persons (except the Company’s Spokesperson, as defined below) should avoid discussions with third parties with respect to Company matters that might be considered material and confidential. Inquiries received from third parties relating to Company information which may be material or confidential should be referred to the Company’s Spokesperson. See “Compliance With SEC Regulation FD,” below. If an employee believes he or she has inadvertently disclosed material confidential information to a third party, he or she should contact the Chief Executive Officer immediately.

2. No Trading on Material Information Prior To Disclosure

No Covered Person of the Company may trade in the Company’s securities if he or she is in possession of material, non-public information, except for: (a) the exercise of any stock option, or the vesting of any restricted stock, previously granted to such person by the Company (but not the sale of the underlying common stock, including for purposes of paying the exercise price of an option); or (b) any sale of securities to, or purchase of securities from, the Company that either would not constitute a purchase or sale under Section 16(b) of the Exchange Act or would constitute an exempt transaction under Section 16(b); provided any such purchase under the Company’s 401(k) plan or employee stock purchase plan is pursuant to standing instructions not entered into or modified during any period in which the Covered Person was in possession of material, non-public information; or (c) any transaction with the Company that has been approved by the Board of Directors (the “Board”); or (d) purchases or sales made pursuant to a Qualified Trading Program (as defined in Section C.4. below). The transactions described in subsections (a) through (d) above are referred to herein as “Exempt Trades.”

In addition, Covered Persons may not trade in the securities of another company if he or she is in possession of material, non-public information concerning such other company that is learned in the course of his or her service as an executive officer, director or employee of the Company.

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A Covered Person who uses material, non-public information to trade in the Company’s securities will violate civil and criminal provisions of federal securities laws. This liability may also extend to outsiders who receive such information and use it to trade in the Company’s securities. If the Covered Person is uncertain whether the information is material, or whether it has been disclosed to the public, he or she must discuss the matter with the Company’s Chief Executive Officer or Chief Financial Officer.

3. No Trading on Material Information Until Two Business Days After Disclosure

Except for Exempt Trades, no Covered Person may trade in the Company’s securities until two business days after the date of the public release of the material information by the Company. This delay is necessary to permit the dissemination of this information to the investing public.

4. Qualified Trading Program

Any Covered Person may request that a written contract, instruction or plan for the purchase or sale of Company securities (a “Trading Program”) be designated a “Qualified Trading Program” by submitting such trading program to the Chief Financial Officer, or such other officer as the Board may determine from time to time (each, a “Designated Officer”), together with a certification that such Covered Person was not aware of any material, non-public information concerning the Company or the Company securities at the time of entering into such Trading Program (other than information which will be made public before the execution of the first transaction thereunder). Upon receipt of such a request, the Designated Officer shall determine whether to designate the Trading Program as a Qualified Trading Program for purposes of this policy, taking into account all factors that he or she shall deem relevant in his or her sole discretion (after consultation with the Company’s legal counsel), including whether the Trading Program appears on its face to be responsive to the requirements of SEC Rule 10b5-1. A Trading Program shall cease to be a Qualified Trading Program for purposes of this policy: (a) at any time that the Designated Officer so determines;(b) if there is a deviation in any transaction from the terms specified in such Trading Program; or (c) if the person entering into such Trading Program hedges or seeks to offset the consequence of any transaction pursuant to such Trading Program.

5. No Short Sales

No Covered Person shall sell any equity security of the Company if such Covered Person either: (a) does not own the security sold, or (b) does not deliver the security against such sale within twenty days thereafter or does not within five days after such sale deposit the security in the mails or other usual channels of transportation.

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D. OTHER TRADING RESTRICTIONS

In addition to the Company’s basic policy, the Company has adopted the following specific trading restrictions in order to implement its policy. These restrictions do not apply to Exempt Trades, as described in Section C.2. above.

1. Trading Restrictions Based on Quarterly Results

No Covered Person may trade in the Company’s securities during the period starting two weeks prior to the end of each of the Company’s first three fiscal quarters and ending on the second business day after the date that the Company announces its earnings results for that quarter. This restriction applies even if the insider is not in possession of material, non-public information.

2. Trading Restrictions Based on Annual Results

No Covered Person may trade in the Company’s securities during the period starting two weeks prior to the end of any fiscal year and ending two business days after the Company announces its annual earnings.

3. Trading Restrictions Related to Proxy Statements and Registration Statements

No Covered Person may trade in the Company’s securities for a period of two business days after any material filings made by the Company with the Securities and Exchange Commission. Such filings might include proxy statements, registration statements, and Current Reports on Form 8-K.

4. Trading Restrictions Related to General News Release

No Covered Person may trade in the Company’s securities for a period of two business days after any press release of a general nature (i.e., regarding new contracts, plant openings, staff appointments, etc.).

5. Trading Restrictions Announced by the Company

No Covered Person may trade in the Company’s securities during any restricted period announced by the Company. The Company may make announcements from time to time due to pending negotiations regarding acquisition and financing, or other material corporate developments which have not yet been disclosed to the public.

No Covered Person may inform an individual or entity not considered a “Covered Person” that a trading restriction under this paragraph 5 is in effect.

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E. CERTAIN IMMEDIATE FAMILY MEMBERS ARE SUBJECT TO POLICY

This policy shall apply to purchases and sales of Company securities by or for the account of an Immediate Family Member of an executive officer or director of the Company to the same extent as to such transactions by or for the account of such officer or director. As used in this policy, “Immediate Family Member” means: (a) any parent, child, spouse or sibling of an executive officer, director or employee of the Company, other than adult family members who do not live with or depend financially on such officer, director or employee and who exercise independent control over their personal investment decisions; (b) any trust or similar arrangement for the benefit of an executive officer, director or employee or a person who is otherwise an Immediate Family Member; and (c) any personal charitable foundation or similar arrangement established by an executive officer, director or employee or a person who is otherwise an Immediate Family Member.

F. SUMMARY

The purpose of these guidelines is to assist Covered Persons in developing an investment strategy that will satisfy their personal needs and comply with applicable securities laws. Its overriding goal is to establish fairness for all segments of the investing public, particularly the shareholders of the Company, and to avoid the appearance of any conflict of interest.

The guidelines are summarized as follows:

Situation	Policy

Material information	No trading permitted prior to disclosure

Material information after disclosure	No trading until two business days after disclosure

First, Second and Third Fiscal quarters	No trading from two weeks prior to the end of each fiscal quarter until two business days after earnings release

Fiscal year	No trading from two weeks prior to the end of the fiscal year until two business days after earnings release

Securities filings	No trading for two business days after filing

General news releases	No trading for two business days after release

Restricted trading periods	No trading without written permission of Chief Executive Officer

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G. SHORT SWING PROFITS

The Company’s Section 16 Insiders are also subject to Section 16(b) of the Exchange Act and the rules promulgated thereunder. Section 16(b) provides for disgorgements of profits by these persons in connection with sales and purchases of the Company’s equity securities within a six-month period. The rules under Section 16(b) are very complicated and often are broadly construed. If you have any questions regarding its application, you should promptly discuss them with the Company’s Chief Financial Officer and/or outside legal counsel.

Under Section 16(a) of the Exchange Act, most changes in a Section 16 Insider’s beneficial ownership of equity securities of the Company must be filed electronically with the SEC on Form 4 before the end of the second business day following the day on which a transaction resulting in a change of beneficial ownership is executed. In addition to purchases and sales, the two-day requirement applies to transactions involving stock and option grants, restricted stock grants, and most other equity compensation transactions. A very limited number of transactions are reportable on Form 5 at the end of the year, including gifts, inheritances and certain purchases (which, when combined with other purchases in the preceding six months, amount to less than $10,000).

Any late or delinquent Form 4 filings by Section 16 Insiders are required to be reported in the Company’s proxy statement in a separate captioned section. The SEC has been granted broad authority by the Sarbanes-Oxley Act of 2002 to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any of these (or any other) provisions of the securities laws. Consequently, it is important to both you and the Company that such filings are made on a timely basis. Again, if you have any questions concerning the application of Section 16(a), please promptly contact the Company’s Chief Financial Officer or outside legal counsel.

H. COMPLIANCE WITH SEC REGULATION FD

The following provisions govern communications by employees of the Company with securities analysts, fund managers, reporters, shareholders, and others who are not bound by a duty of confidentiality to the Company (generically referred to herein as “analysts”), whether direct, at investment conferences, on conference calls, or otherwise.

The only employees authorized to discuss the Company’s affairs with analysts are the Company’s Chairman, President, Chief Financial Officer, and the Executive Vice Presidents (each referred to as a “Spokesperson”). Any other employee who is contacted by an analyst must refer the analyst to a Spokesperson. The Company’s Chairman, President, or Chief Financial Officer may authorize another employee to speak with an analyst with respect to a particular topic or on a particular occasion.

●

It is the Company's policy that all Company communications to analysts comply with applicable law, including Regulation FD under the Securities Exchange Act of 1934. A Spokesperson may not provide material information to an analyst unless such information shall have been previously or is simultaneously disclosed in a manner intended to provide broad, non-exclusionary distribution of the information to the public. In the event of an inadvertent disclosure of information that might be material, the disclosing Spokesperson shall consult with counsel as to whether prompt public dissemination of such information is required.

●	A Spokesperson may discuss with analysts the Company’s technology, products, and markets, as well as other factual corporate information, such as headcount, facilities, and the like, provided such information is not material or has previously been disclosed publicly.

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●	A Spokesperson may discuss with analysts financial results of operations for completed quarters once those results have been publicly disclosed, but shall not disclose any material information regarding those results that have not been publicly disseminated.

●	A Spokesperson shall not disclose to analysts any material information regarding the Company’s internal projections of future operating results, pending transactions, customer or supplier developments or other matters that have not been publicly disseminated. A Spokesperson shall not endorse or ratify revenue or earnings projections made by an analyst or express comfort with “the range.”

●	A Spokesperson may review a draft of an analyst’s report, if requested by the analyst to do so, solely for the purpose of correcting any objective factual errors in the report. A Spokesperson who engages in such a review shall make clear to the analyst that the Company does not comment on any forward-looking information contained in the report or otherwise endorse the analyst’s forecasts or financial models.

●	A Spokesperson will not circulate externally copies of any analyst reports, but rather should refer any such requests to the analyst’s firm.

●	In appropriate circumstances, a Spokesperson shall consult with securities counsel to determine compliance with this policy, Regulation FD, and the safe harbor for forward-looking information.

●	A Spokesperson may not depart from the principles set forth in this policy without the explicit prior approval of the Company’s Chairman or President and the Chief Financial Officer.

●	Any violation of this policy shall be brought to the attention of the Company’s senior management and may constitute “cause” for immediate termination of employment.

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The undersigned “Covered Person” hereby acknowledges that he or she has read this Securities Trading Policy and agrees to comply with the policies and procedures set forth herein. To the extent such Covered Person is an Officer or Director of FTE Networks, Inc., he/she further agrees that they will inform their immediate family members of these restrictions.

COVERED PERSON:

By_____________________________ Date_________

Name__________________________

Position with FTE Networks, Inc. (check one)

[ ] Employee	[ ] Officer	[ ] Director	[ ] Agent

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